Exhibit 10.8

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

ABRAHAM PELED

This Employment Agreement (the “Agreement”) is entered into on December 7, 2011, to be effective as of the later of (a) the later of (i) the effectiveness of NDS Group Holdings Limited’s (“NDS Holdings”) registration statement on Form F-1 filed with the U.S. Securities and Exchange Commissions on                     , 20    , as amended, and (ii) the common shares of NDS Holdings being listed or approved for listing upon notice of issuance of the New York Stock Exchange, and (b) January 1, 2012 (the “Effective Date”), by and between NDS Group Limited (“NDS”), NDS Americas, Inc. (the “Company”) and Abraham Peled (the “Executive”).

RECITALS:

WHEREAS, NDS and the Executive are parties to a certain Employment Agreement dated as of February 6, 2009, as amended July 22, 2011, governing the terms of the Executive’s employment with NDS as Executive Chairman (together, the “Prior Agreement”);

WHEREAS, the Prior Agreement specifies that the Company will replace NDS as a party to the Prior Agreement and as the Executive’s employer effective January 1, 2012; and

WHEREAS, the Company desires to enter into a new employment agreement with the Executive effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NDS, the Company and the Executive agree as follows:

1. Position; Term of Employment. The Executive shall be employed by the Company as the Executive Chairman of the Board of Directors of NDS Holdings (the “Board”). The Executive’s employment shall continue (subject to the terms of this Agreement) for an indefinite period unless terminated by either the Company or the Executive pursuant to Sections 8 and 9 of this Agreement.

2. Duties as Executive Chairman. During the Executive’s employment as Executive Chairman, the Executive shall have such duties, roles and responsibilities consistent with the Executive Chairman position, or as are otherwise agreed upon from time to time by the Executive and the Board, including, but not limited to:

(a) using his best endeavors to promote and protect the interests of the Company and its subsidiaries, parents and affiliates, including, but not limited to, Permira Advisers LLP and News Corporation (collectively, the “Affiliated Companies”), and not doing anything which is harmful to those interests;

(b) diligently and faithfully performing such duties and exercising such powers as may from time to time be assigned to or vested in him in relation to the conduct and management of the affairs of the Affiliated Companies by the Board;

(c) giving to the Board such information regarding the affairs of the Affiliated Companies as it shall require and complying with all proper instructions of the Board;

(d) (unless prevented by ill-health or accident or otherwise directed by the Board) devoting the whole of his time during normal business hours to employment duties and such additional time as is necessary for the proper fulfillment of those duties. The Executive will perform those duties both at the New York offices of the Company from time to time and the Executive’s home address in Washington, D.C. Currently the offices are located at 1185 Avenue of the Americas, New York, New York 10036;

(e) declining to accept any employment to any office in relation to any body, whether corporate or not (other than an Affiliated Company), or directly or indirectly being interested in any manner in any other business which is competitive with the business of the Company or prevents the Executive from performing his responsibilities under this Agreement in a satisfactory manner except:

(i) as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt on a national securities exchange and if the Executive (together with his spouse, children, parents and parents’ issue) neither holds nor is beneficially interested in more than five percent of the securities of that class; or

(ii) with the consent in writing of the Board which may be given subject to any terms or conditions which the Board requires; and

(f) refraining from resigning as an officer or a director of any Affiliated Company, except at the request or direction of the Board or in accordance with the terms of this Agreement.

3. Compensation. During the Executive’s term of employment as Executive Chairman, the Executive’s compensation shall be as follows:

(a) Base Salary. The Company shall pay to the Executive a base salary at the rate of £750,000 per annum (the “Base Salary”) which is to be paid in the same manner as other senior executives of the Company. The Base Salary shall be paid to the executive in U.S. dollars, applying the prevailing exchange rate as recorded on the Citibank NY interbank exchange rate at 12:00 p.m. EST on January 3, 2012, and shall be confirmed to the Executive in writing after January 3, 2012. Any increase in the Base Salary will be at the sole discretion of the Board.

(b) Bonus. The Executive shall receive an annual bonus in respect of financial year 2012 (running from July 1, 2011 to June 30, 2012) which shall be apportioned as follows:

(i) NDS shall pay an annual bonus of up to 50% of the Executive’s Base Salary based on his performance during the period from July 1, 2011 to December 31, 2011 against NDS and personal individual targets set by the Board’s compensation committee (the “Compensation Committee”); and

(ii) The Company shall pay an annual bonus of up to 25% of the Executive’s Base Salary based on his performance during the period from January 1, 2012 to June 30, 2012 based on achievement of Company and personal individual targets previously set by the Compensation Committee.

For each financial year thereafter, the Company shall pay a total annual bonus of up to 75% of the Executive’s Base Salary based on achievement of Company and personal individual targets set by the Compensation Committee.

4. Other Benefits. During Executive’s employment as Executive Chairman, the Executive shall be entitled to the following benefits (collectively, the “Benefits”):

(a) the Executive shall be eligible to participate in the Company’s health insurance plan (subject to all of the applicable plan terms) and the Company shall pay for such coverage (in respect of the Executive, his spouse and his eligible children) in full, subject to the insurer accepting the Executive and his spouse and children for coverage at normal market rates of premium.

(b) the Executive shall continue to participate in a life assurance scheme on the same basis as the Executive participated in while employed by NDS, subject to the rules of the scheme.

5. Expense Reimbursement. The Company shall reimburse the Executive (on production of such evidence as the Board may reasonably require) for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

6. Holidays. The Executive shall be entitled to 25 paid vacation days in each calendar year of his employment to be take at those times which are appropriate to the business of the Company.

7. Gratuities and Codes of Conduct.

(a) The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with an Affiliated Company.

(b) The Executive shall comply in all material respects with all codes of conduct from time to time adopted by the Board, all policies set forth in the Company’s Employee Handbook, or other applicable handbook, and all applicable rules and regulations of any relevant regulatory authority (the “Codes of Conduct”).

8. Termination of Employment.

(a) The Executive’s employment as Executive Chairman is terminable by the Executive by giving to the Company at least 12 months’ prior written notice. The Executive’s employment as Executive Chairman is terminable by the Company by giving to the Executive at least 12 months’ prior written notice; however, no such notice is required:

(i) for any termination prior to July 1, 2012; or

(ii) if, subject to Section 9(d), on or after July 1, 2012, the Executive’s employment as Executive Chairman is terminated by the Company and the Executive becomes a non-executive member of the Board.

(b) The Executive’s employment under this Agreement shall terminate upon his death.

(c) To the extent permitted by applicable law, the Board will be entitled to terminate the employment of the Executive summarily and without any breach of this Agreement by the delivery of a notice of termination to the Executive if he:

(i) Is unable to perform his duties hereunder due to any medically determinable mental, physical or emotional impairment which can be expected to last for at least twelve (12) consecutive months (“Disability”); or

(ii) fails or neglects efficiently and diligently to discharge his duties or is guilty of any serious or repeated material breach of his obligations under this Agreement (including any consent granted under it), in each case after written warning; or

(iii) is guilty of serious misconduct or any other conduct which affects or is likely to affect prejudicially the interests of the Company or the Affiliated Companies or is convicted of an arrestable offence (other than a road traffic offense for which a non-custodial penalty is imposed); or

(iv) is disqualified from being a director of any company by reason of an order made by any competent court; or

(v) is guilty of any material breach or material non-observance of any Codes of Conduct.

(d) The Executive, at his option, may terminate his employment without any breach of this Agreement in the event of a breach of this Agreement by the Company, which breach, if curable, is not cured within 30 days after written notice provided by the Executive specifying such breach. Any termination of his employment by the Executive shall be communicated by a written notice of termination to the Company.

(e) Upon the termination of the Executive’s employment for any reason the Executive shall immediately:

(i) resign all offices held by him in any Affiliated Company (without prejudice to the rights of any party arising out of this Agreement or the termination of his employment); and

(ii) deliver to the Company Secretary all property in his possession or custody or under his control belonging to any Affiliated Company including, but not limited to, business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Affiliated Company.

(f) If the Executive does not resign any office held by him in any Affiliated Company when required to do so under this Agreement, the Board is irrevocably authorized to appoint another person in his name and on his behalf to do all such things and execute all such documents as may be necessary for or incidental to giving effect to his resignation of that office.

(g) With effect from the date of termination of the Executive’s employment, all the rights and obligations of the parties under this Agreement shall cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this Agreement before that date. Termination of the Executive’s employment shall not prejudice any other rights of the Company.

9. Compensation Upon Termination.

(a) During any period that the Executive fails to perform his duties under this Agreement as a result of Disability, the company shall continue to pay the Executive his full Base Salary, the Benefits or payments on account of the Benefits, less the amount of any proceeds from disability policies paid for by the Company, until the Executive returns to his duties or until the Executive’s employment is terminated pursuant to Section 8(c)(i). Such payments, together with any payments to which the Executive is entitled by reason of his participation in any disability benefit plan, shall fully discharge the obligations of the Company under this Agreement and the Company shall be under no obligation to provide any further compensation to the Executive.

(b) If the Executive’s employment as Executive Chairman shall be terminated for the reasons set forth in Sections 8(c)(ii) to (v) (“Cause”), the Company shall pay the Executive his full Base Salary and provide the Benefits or payments on account of the Benefits up to the date of termination, subject to the Company’s right to set off amounts owed to it by the Executive.

(c) If, at any time before July 1, 2012, the Company terminates the Executive’s employment as Executive Chairman (other than for a reason set forth in Section 8(b) or (c)), the Company shall within 21 days of the Executive’s date of termination make a lump sum cash payment to the Executive in the amount of $1,000,000.

(d) In the event that the Executive’s employment as Executive Chairman is terminated by the Company on or after July 1, 2012, as a result of a request by the Board for the Executive to step down from his office as Executive Chairman, the Executive shall resign without compensation, but shall in such circumstances become a non-executive member of the Board on terms to be agreed to based on the extent of the Executive’s ongoing duties. In the event that the Executive’s employment as Executive Chairman is terminated by the Company on or after July 1, 2012, and the Executive does not become a non-executive member of the Board, the Company shall give the Executive 12 months’ notice of termination pursuant to Section 8(a).

10. Intellectual Property.

(a) “Intellectual Property” (as defined in Section 10(f) below) shall be the exclusive property of the Affiliated Companies, and the Executive shall have no right, title, or interest in, or to, the Intellectual Property. The Affiliated Companies shall have the sole and exclusive right, title, and interest in, and to, the Intellectual Property, which right shall continue notwithstanding the cessation of the Executive’s employment. The Executive also hereby irrevocably waives any “moral rights” that the Executive may have in the Intellectual Property, and confirms that the Affiliated Companies shall have the right, in addition to the other rights granted hereunder and notwithstanding the termination of the Executive’s employment for any reason, to make or have made, and own, enhancements, derivative works, and other modifications to any part of the Intellectual Property.

(b) The Executive hereby assigns to the Affiliated Companies any right, title, and interest that Executive may have in, and to, the Intellectual Property in any patent, copyright, industrial design, trademark registration, and any other similar right pertaining to the Intellectual Property which the Executive may have.

(c) The Executive acknowledges that the assignments in Section 10(b) are undertaken in part as a contingency against the possibility that any Intellectual Property, by operation of law, may not be considered a work made for hire by the Executive for the Affiliated Companies. The Affiliated Companies and their successors and assigns shall have the right to obtain and hold in their own name all copyright registrations, patents, and other evidence of rights that may be available for the Intellectual Property and/or any portion thereof. The Executive further acknowledges that all United States copyrights and all other intellectual property rights in the Intellectual Property (including any and all patents that may issue with respect thereto) shall be exclusively owned by the Affiliated Companies and shall be considered “works made for hire,” as such term is defined in the United States Copyright Act, by the Executive for the Affiliated Companies.

(d) The Executive hereby covenants and binds the Executive and the Executive’s successors, assigns, and legal representatives to cooperate fully and promptly with the Affiliated Companies and its designee, successors, and assigns, at the Affiliated Companies’ reasonable expense, and to do all acts necessary or requested by the Affiliated Companies and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Affiliated Companies’ rights in the Intellectual Property. Without limitation to the foregoing, the Executive shall execute on demand, and bind the Executive and the Executive’s successors, assigns, and legal representatives, whether during the Executive’s employment or at any time following the cessation of the Executive’s employment, to any applications, transfers, assignments, and other documents as the Affiliated Companies may consider necessary for the purpose of: (i) obtaining, maintaining, vesting in, or assigning to, the Affiliated Companies absolute title to; (ii) applying for, prosecuting, obtaining, or protecting; or (iii) maintaining, enforcing, and/or defending the Affiliated Companies’ rights in, any patent, copyright, industrial design, trademark registration, or any other right pertaining to the Intellectual Property in any countries in the world. The Executive further agrees, and binds the Executive and the Executive’s successors, assigns, and legal representatives, to cooperate fully and assist the Affiliated Companies in every way possible in the application for, or prosecution of, such rights pertaining to the Intellectual Property and not developed during the Executive’s employment with the Affiliated Companies.

(e) The Executive shall promptly disclose to the Affiliated Companies any patent application filed within one (1) year after termination of the Executive’s employment with the Affiliated Companies. The Executive shall have the burden of proving that any invention that relates, or pertains, to the Affiliated Companies’ business, and which is conceived less than one year after termination of the Executive’s employment relationship, was in fact made after such termination and not developed during the Executive’s employment with the Affiliated Companies.

(f) “Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by the Executive, either solely or with others, in whole or in part, in the course of, or as a result of, or relating to, or in connection with, the Executive’s employment in any capacity, whether at the Affiliated Companies’ place of business or otherwise, and whether on the Affiliated Companies’ time or on the Executive’s own time: (i) writings (including manual, instructions, working drafts and notes), software, source code, algorithms, works and copyrightable subject matter and rights, title and interest in copyrights and copyright registrations, (ii) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectible by patent, copyright or trade secret law, (iii) trademarks, trade names, service marks, emblems, logos, symbols and insignia and rights with respect thereto, including registrations and registration rights; (iv) all developments, including trade secrets, discoveries, improvements, and ideas directly relating to or useable in the Affiliated Companies’ activities; and (v) licenses granted by third parties of rights to use any of the foregoing.

11. Confidentiality; Acknowledgments.

(a) “Confidential Information” means any information of or relating to the Affiliated Companies that is not generally known to the public, including, without limitation, all information relating to plans for acquisition or disposition of products; expansion plans; financial status and plans; client or customer lists; client or customer data or proprietary information; employee and personnel information; client, customer or supplier information; market information; marketing and/or promotional techniques and methods; pricing information; purchase information; sales policies; policy and procedure information; records; advertising; product design; production plans or processes; source code; software; computer records; trade secrets; know-how, plans and programs; sources of supply; and other knowledge of the business of the Affiliated Companies, that have or may in whole or in part be conceived, learned or obtained by the Executive during the Executive’s employment with the Company.

(b) The Executive agrees that, during the Executive’s employment with Company, and at all times thereafter (except on behalf of an Affiliated Company), the Executive will not, directly or indirectly: (i) use Confidential Information in any manner, except in connection with the business of the Company; or (b) disclose or reveal any of Confidential Information to any third party whatsoever without the written authorization of the Company, or unless required by law, subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure as required by law, subpoena, court order or similar legal process, the Executive shall inform the Company sufficiently in advance of such disclosure to afford it a reasonable opportunity to challenge the legal requirement, subpoena, court order or similar legal process.

(c) The Executive acknowledges and agrees that: (i) the business in which the Affiliated Companies are engaged is intensely competitive; (ii) the Executive’s employment by the Company has required, and will continue to require, the Executive to have access to, and knowledge of Confidential Information, which is of vital importance to the success of the Affiliated Companies; (iii) the disclosure or improper use of any Confidential Information could place the Affiliated Companies at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Affiliated Companies; (iv) the Executive has developed, and will continue to develop, relationships with clients, customers and suppliers at the time and expense of the Company; (v) by the Executive’s training, experience and expertise, the Executive’s services to the Company are extraordinary, special and unique and (vi) the Affiliated Companies’ business is worldwide.

12. Restrictive Covenants. In this Section, “Termination Date” means the date on which the Executive’s employment as Executive Chairman is terminated by the Executive voluntarily or by the Company for Cause; and references to “Affiliated Companies” include the Company’s subsidiaries, parents, affiliates and successors in business where the succession occurs after the Termination Date.

(a) The Executive shall not for a period of twelve months after the Termination Date (except on behalf of an Affiliated Company) be concerned in any business which is carried on anywhere in the world which is competitive or likely to be competitive with any business carried on at the Termination Date by the Affiliated Companies and with which the Executive was actively involved during the course of his employment within the twenty-four months ending on the Termination Date. For this purpose, the Executive is concerned in a business if:

(i) he carries it on as principal or agent; or

(ii) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(iii) he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iv) he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business;

disregarding any financial interest of a person in securities which are listed or dealt in on any national securities exchange if that person, the Executive and any person connected with him are interested in securities which amount to less than five percent of the issued securities of that class and which, in all circumstances, carry less than five percent of the voting rights (if any) of the issued securities of that class.

(b) The Executive shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twelve months after the Termination Date (except on behalf of an Affiliated Company) canvass or solicit business or customers for goods of similar type to those being manufactured or dealt in or services similar to those being provided by the Affiliated Companies at the Termination Date, and with which the Executive was actively involved in the course of his employment during the twenty-four months ending on the Termination Date, from any person who has been at any time during the twenty-four months ending on the Termination Date a customer of an Affiliated Company and with whom the Executive was actively involved in the course of his employment within the twenty-four months ending on the Termination Date.

(c) The Executive shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twenty-four months after the Termination Date (except on behalf of an Affiliated Company) induce or attempt to induce any supplier of any Affiliated Company with whom the Executive was actively involved in the course of his employment within the twenty-four months ending on the Termination Date, to cease to supply, or to restrict or vary the terms of supply to, such Affiliated Company or otherwise interfere with the relationship between such a supplier and Affiliated Company.

(d) The Executive will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of twelve months after the Termination Date (except on behalf of an Affiliated Company) induce or attempt to induce any senior employee (being an employee engaged in an executive, managerial, technical or professional capacity) of any Affiliated Company who is engaged in any business or activity carried on by the Affiliated Company at the Termination Date, and with whom the Executive within the twenty-four months ending on the Termination Date had material dealings in the course of his employment, to leave the employment of such Affiliated Company (whether or not this would be a breach of contract by the employee).

(e) Each of the restrictions in this Section shall be enforceable independently of each of the others and its validity shall not he affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(f) The Executive acknowledges that the provisions of this clause are no more extensive than is reasonable to protect the Affiliate Companies.

13. Liability Insurance. During the Executive’s employment and at all relevant times, the Company shall maintain a directors’ and officers’ liability insurance policy of a commercially reasonable amount for a company of similar size and risk exposure as the Company.

14. Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Agreement that are due within the “short term deferral period,” as defined in Section 409A of the Code, shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year.

15. Withholding. All payments required to be made by the Company hereunder to the Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

16. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

(b) Entire Agreement / Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied with respect to the subject matter hereof which have been made by either party, including the Prior Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability; Blue-Penciling. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. In the event that a court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f) Successors Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h) Reasonableness of Restrictions. The Executive acknowledges acknowledge that enforcement of the covenants in Sections 8-10 of this Agreement are necessary to ensure the protection and continuity of the business and goodwill of the Affiliate Companies, and that the restrictions set forth in Sections 8-10 of this Agreement are reasonable as to geography, duration and scope, as applicable.

(i) Remedies. It is specifically understood and agreed that any breach of Sections 8-10 of this Agreement will result in irreparable injury to the Affiliated Companies and that any remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedy it may have, the Affiliated Companies shall be entitled to enforce the specific performance of this Agreement by Employee and to seek both temporary and permanent injunctive relief thereof, and other equitable remedies, without the necessity of proving actual damages or posting a bond or other security.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NDS GROUP LIMITED

By	/s/ Bruce Chizen
Bruce Chizen Director of NDS Group Limited and Compensation Committee Chair (For NDS Group Limited)

NDS AMERICAS, INC.

By	/s/ Bruce Chizen
Bruce Chizen Director of NDS Group Limited and Compensation Committee Chair (For NDS Group Limited)

/s/ Abraham Peled
Abraham Peled

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